CSFB CREDIT SUISSE FIRST BOSTON

IRWIN HOME EQUITY MORTGAGE TRUST 2005-B

DERIVED INFORMATION [05/26/2005]

IRWIN HOME EQUITY MORTGAGE TRUST 2005-B

[$238,256,918]

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

U.S. Bank National Association

Indenture Trustee

The information contained in the attached materials is referred to as the “Information”.

The Information has been provided by Credit Suisse First Boston. The Information contained herein is preliminary and subject to change.

The Information addresses only certain aspects of the applicable Note’s characteristics and thus does not provide a complete assessment or contain all material information about the Notes. As such, the Information may not reflect the impact of all structural characteristics of the Notes. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed circumstances.

Although a registration statement (including the prospectus) relating to the Notes discussed in this communication has been filed with the Securities and Exchange Commission and is effective, the final prospectus supplement relating to the Notes discussed in this communication has not been filed with the Securities and Exchange Commission. There shall not be any offer or sale of the Notes discussed in this communication in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Prospective purchasers are recommended to review the final prospectus and prospectus supplement relating to the Notes (“Offering Documents”) discussed in this communication for definitive Information on any matter discussed in this communication. Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current. A final prospectus and prospectus supplement may be obtained by contacting the Credit Suisse First Boston Trading Desk at (212) 538-8373 or from the Securities and Exchange Commission’s website.

The analyses, calculations and valuations herein are based on certain assumptions and data provided by third parties that may vary from the actual characteristics of the pool. Neither Credit Suisse First Boston LLC nor the Depositor have verified these analyses, calculations or valuations or represent that any such valuations represent levels where actual trades may occur.

HEL
		Total
	No of	Scheduled
DTI Ratio	Loans	Balance	%
20.000 <=	25	1,066,464.09	2.75
20.001 - 25.000	38	1,750,726.53	4.52
25.001 - 30.000	65	2,863,148.07	7.4
30.001 - 35.000	100	4,862,443.57	12.56
35.001 - 40.000	128	6,894,290.99	17.81
40.001 - 45.000	150	7,611,695.96	19.66
45.001 - 50.000	154	8,069,511.79	20.84
50.001 - 55.000	90	5,598,382.27	14.46
Total:	750	38,716,663.27	100
Max: 55.000
Min: 12.700
Wgt Avg: 40.093

HEL125

		Total
	No of	Scheduled
DTI Ratio	Loans	Balance	%
20.000 <=	7	276,037.16	0.3
20.001 - 25.000	26	1,182,388.18	1.3
25.001 - 30.000	112	5,785,478.27	6.35
30.001 - 35.000	201	11,099,355.84	12.19
35.001 - 40.000	306	17,286,559.82	18.98
40.001 - 45.000	349	20,132,719.58	22.1
45.001 - 50.000	307	19,654,576.06	21.58
50.001 - 55.000	240	15,663,163.90	17.2
Total:	1,548	91,080,278.81	100
Max: 55.000
Min: 16.300
Wgt Avg: 41.987

HELOC

		Total
	No of	Scheduled
DTI Ratio	Loans	Balance	%
20.000 <=	76	3,047,060.85	2.81
20.001 - 25.000	147	5,791,941.70	5.34
25.001 - 30.000	211	9,229,501.08	8.51
30.001 - 35.000	299	14,176,183.98	13.07
35.001 - 40.000	337	19,288,854.38	17.78
40.001 - 45.000	346	23,265,792.06	21.45
45.001 - 50.000	423	30,588,603.66	28.2
50.001 - 55.000	31	3,072,038.91	2.83
Total:	1,870	108,459,976.62	100

Max: 54.930
Min: 6.730
Wgt Avg: 39.192